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                                                                    EXHIBIT 10.3

                         SYBRON DENTAL SPECIALTIES, INC.
                  SENIOR EXECUTIVE INCENTIVE COMPENSATION PLAN

                                POLICY STATEMENT

1.     OBJECTIVES

       The Sybron Dental Specialties, Inc. Senior Executive Incentive Compensation Plan (the "Incentive Plan") is designed to:

       - Focus the efforts of the organization on improving shareholder value.

       - Effectively motivate and reward key employees according to their contributions to organizational success.

       - Serve as a management tool in directing the energies of key employees towards the achievement of agreed upon operating goals for Sybron Dental Specialties, Inc. (the "Corporation") and its subsidiaries.

       - Equate personal financial success with organizational financial success.

       - Assist in retaining and attracting qualified, managerial employees by providing a total compensation opportunity competitive with the marketplace.

2.     ADMINISTRATION

       The Incentive Plan shall be administered by the Compensation Committee of the board of directors (the "Committee"). No member of the Committee shall be eligible for awards under the Incentive Plan.

       The Committee shall interpret the Incentive Plan, establish rules and regulations for the administration thereof, and make all determinations deemed necessary or advisable for the administration of the Incentive Plan. The Committee shall be assisted by the Corporation's Human Resources Department staff in fulfilling its administrative responsibilities.

3.     ELIGIBILITY

       Key executives whom the Committee has identified as having the ability to directly influence the financial results of the Corporation or its subsidiaries shall constitute the employees eligible for participation in the Incentive Plan.

       An individual's eligibility to participate in the Incentive Plan shall be determined annually by the Committee. Participation in the Incentive Plan during a fiscal year shall not imply the right of participation in any following year.

4.     DETERMINATION OF INCENTIVE AWARDS

       A participant's Incentive Award will be determined by multiplying the participant's total Target Bonus Amount by a Success Factor.

5.     TARGET BONUS AMOUNTS

       Target Bonus Amounts for all participants shall be a percentage of the participant's actual annual base salary as of the end of each fiscal year for which an Incentive Award is payable. The percentage shall be determined from the salary grade to which the participant is assigned as of the end of the fiscal year, all as set forth in the Administrative Guidelines for the Incentive Plan which are included by reference herein.





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6.     SUCCESS FACTOR

       The Success Factor is the aggregate of two different components of financial performance; namely, operating income compared with budget and growth in operating income over prior year. The budgeted operating income component cannot exceed 100%.

       Composition of the Success Factor is as follows:

          Operating income performance vs. budget (capped at 100%)        =   a

          Growth in operating income performance                          =   b
                                                                           -----
          Success Factor                                                  =  a+b
                                                                           =====

       Section 3 of the Administrative Guidelines defines the components of the Success Factor in detail and a rather complete example of how an individual's Incentive Award is computed can be found in Section 8 of the Administrative Guidelines.

       Notwithstanding any other provision of this Incentive Plan, in no event shall the Incentive Award for a fiscal year for any participant exceed $2,000,000 (the "Maximum Dollar Amount").

7.     CHANGE IN EMPLOYMENT STATUS

       Participants who terminate employment (except for termination due to retirement, disability or death) with the Corporation or a subsidiary of the Corporation, or whose employment is terminated by the Corporation or one of its subsidiaries, at any time during a fiscal year, or before award payments for a fiscal year are made, shall not be entitled to receive any award under the Incentive Plan for that fiscal year, unless an award is specifically approved by the Committee.

       Participants (or their beneficiaries or legal representatives) who retire, become disabled or die during a fiscal year shall receive a prorated Incentive Award that is calculated by multiplying the participant's calculated Incentive Award by a percent equal to the percent of the fiscal year for which the participant was actively employed.

8.     METHOD OF PAYMENT

       Awards under the Incentive Plan shall be paid in cash as soon as practicable after financial results for the fiscal year have been determined and verified.

9.     COMMITTEE DISCRETION

       In the event of special circumstances of an unusual or significant nature outside the course of normal business operations, the Committee may adjust previously approved financial objectives of the Corporation or any of its subsidiaries or the amount of the Incentive Awards earned, when it believes the integrity, purpose and fairness of the Incentive Plan will be better served. Any such adjustment made after the beginning of the period in which the awards are earned shall not, however, permit Incentive Awards, either to any person or in the aggregate, to be greater than they otherwise would have been under the financial objectives approved prior to the beginning of such period.

10.    AMENDMENT, SUSPENSION OR TERMINATION OF THE INCENTIVE PLAN

       The Committee may, at any time, amend, suspend or terminate the Incentive Plan.


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                            ADMINISTRATIVE GUIDELINES

       These Administrative Guidelines ("Guidelines") have been approved by the Compensation Committee (the "Committee") of the board of directors, and shall remain in effect until changed by the Committee. These Guidelines, combined with the Sybron Dental Specialties, Inc. Senior Executive Compensation Incentive Plan Policy Statement shall govern the amounts and terms of Incentive Awards payable to eligible participants under the Incentive Plan.

1.     INCENTIVE AWARDS

       A participant's Incentive Award will be determined by multiplying the participant's total Target Bonus amount by a Success Factor, provided that no Incentive Award for any fiscal year for any participant shall exceed the Maximum Dollar Amount.

2.     TARGET BONUS AMOUNTS

       Target Bonus Amounts shall be determined from a participant's salary grade. Current salary grades and Target Bonus Amount percentages for U.S. and non-U.S. participants are included in Section 7 below. The Target Bonus Amount for all participants shall be the pre-determined percentage for the participant's salary grade applied against the base salary of the participant as of the end of each fiscal year.

3.     SUCCESS FACTOR

       The Success Factor is calculated by totaling the percentages determined from a comparison of actual performance with respect to certain financial measurement components to the goals set for such components. The financial measurement components of the success factor are as follows:

       (i)    Actual operating income compared with budget.*

              This component will be zero until 90% of budgeted operating income is achieved. Maximum award will be equal to 100% when budgeted operating income is achieved. Performance between 90% and 100% of budgeted operating income would result in a proportional award being earned.

              OPERATING INCOME

              Budget
              Amount ($000)

              Percent Achievement    90    91    92    93    94    95    96    97    98    99   100

       (ii)   Actual rate of growth in operating income over prior year.*

              - This component will be zero until 6% growth in operating income over prior year is achieved. At a growth level of 6%, this component will be equal to 80%.

              - At 8% growth, this component will be equal to 100%. For each percentage point of growth beyond 8% there is an increase in this component of 12.5 percentage points.
                     Thus, at 10% growth, this component will equal 125%, at 12% growth this component will equal 150%, at 14% growth this component will equal 175%, continuing on a linear basis, in an unlimited fashion.

OPERATING INCOME GROWTH

Percent Growth Achieved        6      8     10     12     14     16     18     20     22    24
----------------------------------------------------------------------------------------------

Percent Achievement           80    100    125    150    175    200    225    250    275   300
----------------------------------------------------------------------------------------------

                     *Earnings from acquired businesses will also be included, subject to adjustment as described below.

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
4.     EARNINGS FROM ACQUISITIONS

       An important goal of this Incentive Plan is to encourage the acquisition of suitable companies and/or product lines as a way of growing operating income.

       Earnings from acquisitions will, therefore, be included in the Success Factor components after an adjustment is made to the basis of measurement to offset the imputed cost of funding the acquisition and the amortization of intangibles associated with the acquisition.

5.     IMPUTED COST OF CAPITAL

       With respect to acquisitions, there will be charged an imputed cost of capital equal to 8% of the purchase price of the acquired business for the first twelve months following an acquisition. Thereafter, this charge will be decreased by 1 percentage point each year to reflect the anticipated positive cash flow from the earnings of the acquired entity.

       An imputed cost of capital of 8% will be charged when the amount by which the applicable fiscal year's working capital ratio (computed on a 13-month average, September through September, basis) exceeds the average of the previous four years' working capital ratios (computed on a similar basis). The charge is calculated by multiplying such excess, if any, by the applicable fiscal year's sales, and charging 8% of such product. Additionally, an imputed cost of capital of 8% will be charged for the amount by which the applicable fiscal year's capital expenditures exceed such year's depreciation if such excess occurs.

       From time to time the percentage imputed cost of capital charge may change if commercial interest rates change.

6.     DEFINITION OF OPERATING INCOME

       For purposes of this Incentive Plan, operating income is operating income as adjusted, which means operating income as reported on management accounting statements, less amortization of intangible assets, less the imputed cost of capital.

EXAMPLE

      Operating income for applicable fiscal year excluding acquisition   $100,000,000
      Acquisition cost of "NEWCO" made 10/1 of year 1..................      5,000,000
      Net book value of "NEWCO" .......................................      3,000,000
      "NEWCO" goodwill.................................................      2,000,000
      "NEWCO" annual operating earnings................................      1,000,000
      Applicable fiscal year's sales...................................    425,000,000
      Applicable fiscal year's working capital ratio...................          25.1%
      Average of previous four years' working capital ratios...........          23.4%
      Capital expenditures for applicable fiscal year..................     10,000,000
      Depreciation for applicable fiscal year..........................      8,000,000


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       A. COST OF CAPITAL CHARGE FOR ACQUISITIONS ($ IN THOUSANDS)

       -------------------------------------------------------------------------
                                  YEAR 1    YEAR 2    YEAR 3    YEAR 4    YEAR 5
       -------------------------------------------------------------------------

       Cost of Capital Rate            8%        7%        6%        5%       4%
       Purchase Cost of "NEWCO"     5,000     5,000     5,000     5,000    5,000
       Cost of Capital Charge       (400)     (350)     (300)     (250)    (200)
       -------------------------------------------------------------------------


       B. COST OF CAPITAL CHARGE FOR EXCESS WORKING CAPITAL ($ IN THOUSANDS)

        -    Applicable Fiscal Year's Working Capital Ratio          25.1%
        -    Average of Prior Four Years' Working Capital Ratio      23.4%
        -    Applicable Fiscal Year's Sales                        425,000
        ------------------------------------------------------------------

        Working Capital Charge   425,000 x (.251-.234) x .08           578


       C. COST OF CAPITAL CHARGE FOR EXCESS CAPITAL EXPENDITURES ($ IN
       THOUSANDS)

       Applicable Fiscal Year's Capital Expenditures                10,000
       Applicable Fiscal Year's Depreciation                         8,000
       -------------------------------------------------------------------

       Cost of Capital Charge   (10,000 - 8,000) x .08                 160


       D. ADJUSTED OPERATING INCOME COMPUTATION ($ IN THOUSANDS)


                                                       YEAR 1      YEAR 2     YEAR 3     YEAR 4    YEAR 5
   -------------------------------------------------------------------------------------------------------

   -    Subsidiary Earnings                            100,000    100,000    100,000    100,000    100,000
        Excluding Acquisition
   -    "NEWCO" Earnings                                 1,000      1,000      1,000      1,000      1,000
   -    Amortization of Goodwill                          (100)      (100)      (100)      (100)      (100)
   -    Cost of Capital - Acquisitions                    (400)      (350)      (300)      (250)      (200)
   -    Cost of Capital - Excess Working Capital          (578)
   -    Cost of Capital -Excess Capital Expenditures      (160)         *          *          *          *

                                                                        *          *          *          *
   -------------------------------------------------------------------------------------------------------

   Adjusted Operating Income                            99,762    100,550    100,600    100,650    100,700

* Amount depends on working capital, capital expenditures and depreciation calculations for three years.


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7.   SALARY GRADES/TARGET BONUS AMOUNT PERCENTAGES

                                 SALARY GRADES/
                         TARGET BONUS AMOUNT PERCENTAGES

                       U.S.                               NON-U.S.
          --------------------------------------------------------------------

               Salary         TARGET BONUS        Salary        TARGET BONUS
               Grade            AMOUNT %          Grade            AMOUNT %
          --------------------------------------------------------------------

                    3             16%                   3            11%
                    4             18%                   4            13%
                    5             20%                   5            15%
                    6             22%                   6            17%
                    7             24%                   7            19%
                    8             26%                   8            21%
                    9             28%                   9            23%
                   10             30%                  10            25%
                   11             33%
                   12             36%
                   13             39%
                   14             42%
                   15             45%
                   16             48%
                   17             50%
                   18             52%
                   19             53%
                   20             54%
                   21             55%


8.     FORMULA FOR CALCULATION OF INCENTIVE AWARD

       Target Bonus Amount

             Base Salary at 9/30 x  Salary Grade Target   =  Target Bonus Amount
                              Bonus Amount Percent

       Success Factor Components

             Operating Income Percent Achieved (capped at 100%)
       +     Operating Income Growth Percent Achieved
             ----------------------------------------
       =     Success Factor

       Incentive Award

             Target Bonus Award x Success Factor = Incentive Award


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
       EXAMPLE

              Assumptions:

                1.  U.S. executive - Grade 12
                2.  Base Salary - $150,000
                3.  Budgeted operating income - $112,000,000
                4.  Actual operating income - $112,000,000
                5.  Prior year's operating income - $100,000,000
                6.  Operating income growth - 12%

              Determination of Success Factor

                (i)   Operating Income Achievement

                      Actual                   $112,000,000
                      -------------------------------------
                      Budget                   $112,000,000

                      Performance equals 100%, therefore,
                      component is equal to the maximum of 100%

                (ii)  Operating Income Growth

                      Actual growth = 12%
                      Component therefore equals 150%

                      Operating Income Percent Achieved               =  100%
                    + Operating Income Growth Percent Achieved        =  150%
                                                                         ----
                      Success Factor                                     250%
                                                                         ===

             Target Bonus Amount

                  Grade 12 Target Bonus Award % = 36%

                  0.36  x  $150,000 = $54,000

             Incentive Award

                  Success Factor x Target Bonus Amount = Incentive Award (not to
                                                         exceed Maximum Dollar
                                                         Amount.)
                  250%    x    $54,000    =     $135,000


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                  SENIOR EXECUTIVE INCENTIVE COMPENSATION PLAN

                         FINANCIAL MEASUREMENT CRITERIA


                                   DEFINITIONS


       1.     OPERATING INCOME, AS ADJUSTED

                  Net Sales
              -   (Cost of Sales)
              -   (Commercial Expenses)
              -   (Cost of Capital Imputation)
              -   (Amortization of Intangibles)
                  -----------------------------
              =   Adjusted Operating Income

       2.     WORKING CAPITAL

                  Trade Accounts Receivable
              +   Inventory
              -   (Trade Accounts Payable)
                  ------------------------
              =   Working Capital

       3.     WORKING CAPITAL RATIO

              Working Capital   x   100%
              ---------------
                  Sales

       4.     COST OF CAPITAL

              For imputation on acquisition earnings = 8% of transaction cost.

              For imputation on excess working capital = 8% of the product of the amount (if any) by which the applicable year's working capital ratio exceeds the average of the previous four years' working capital ratios, multiplied by the applicable fiscal year's sales.

              For imputation on excess capital expenditures = 8% of the amount (if any) by which the applicable fiscal year's capital expenditures exceed such fiscal year's depreciation.

              (Rate subject to annual review.)


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